                       MATERIAL CONTRACTS

Exhibit 10 is Employment Agreement between James S. Marlen and
Registrant




April 19, 1993


Mr. James S. Marlen
3773 Maple Leaf Hill
Fairlawn, Ohio 44333

Dear Jim,

On behalf of Larry Tollenaere and the Board of Directors of Ameron, Inc., I am delighted to extend to you the position of President and Chief Executive Officer. Following our earlier meetings and discussions over the recent weeks, we feel strongly that you are the right person to lead and direct Ameron and are enthusiastic about you joining the company. Terms and conditions of this offer, which you have orally accepted are as follows:

1.   POSITION AND TITLE

     .    President and Chief Executive Officer

     .    Member of the Board of Directors

     . Jim Marlen and Larry Tollenaere to develop specific written responsibilities for new Chairman (non CEO) position.

     .    Larry Tollenaere to serve as Chairman until December
          31, 1994.

     . Jim Marlen and the Board agree that he will become Chairman of the Board on January 1, 1995.

     . Failure to meet this provision will be deemed to be a termination under the employment contract similar to other major provisions of this agreement.

2.   BASE SALARY

     .    $400,000 per year

     .    Opportunity for future merit increases, annual reviews

3.   BUY-OUT/SIGN-ON BONUS

     . Ameron to provide a lump sum cash payment of $600,000. This payment represents compensation for stock and bonuses left behind as well as an incentive for Jim Marlen to join the Company.

     . If Jim Marlen voluntarily resigns from Ameron or is terminated for cause during the first twelve months of employment, he will return the full amount of this payment in cash to the Company.

4.   SHORT-TERM INCENTIVE BONUS

     .    Goals and guidelines to be approved by the Board of Directors

     .    Guaranteed bonus of $100,000 for fiscal year l993.
          Guaranteed minimum bonus at 40% of base compensation for fiscal year l994.

     . At present, target bonus equal to 50% of base salary is paid for attainment of 100% of goal; threshold bonus equal to 40% of the base for attainment of 80% of goal; and bonus awards for attainment exceeding 100% of goal determined by the Board of Directors at its discretion.

5.   STOCK OPTION PLAN

     . Initial grant of 30,000 shares under Ameron's incentive stock compensation plan.

     .    Stock to be split 50/50 between restricted stock and stock options.

     . All option grants shall be exercisable over a five year period in four installments each 25% at the completion of years one through four.

     . Subsequent annual stock options beginning in FY94 will follow the current guideline of one times base compensation. Awards greater than this guideline will be at the discretion of the Board.

     . The Board is willing to take under advisement formulas or plans for payouts that exceed these guidelines.

6.   EMPLOYMENT CONTRACT

     .    Initial employment contract for three years.

     . In the event of termination without cause at any time during this three-year period, severance will be equal to current base compensation plus highest bonus paid during contract period, but not less than guaranteed FY94 bonus, times a factor of three.

     . Prior to the commencement of the 31st month of this contract, the Board will review terms for the future extension of the contract.

     .    If agreement cannot be reached on those terms, Jim
          Marlen may exercise the severance provision under the three-year agreement.

     . In the event of termination for reasons other than cause, including change of control, all shares (both restricted and stock options) would fully vest.

     . In the event of change of control (as defined under Ameron's SERP plans, evidenced by a filing with the Securities and Exchange Commission of certain actions which, if consummated, would cause a change in control), the severance payment would be 2.5 times combined salary and highest bonus during the contract period, but not less than FY94 bonus.

     . If Jim Marlen voluntarily resigns or is terminated for cause from Ameron, he will not be entitled to severance provisions under his contract.

7.   REAL ESTATE/RELOCATION

     . Reimbursement of standard escrow and incidental costs on the sale of present home plus moving expenses and other directly related escrow and incidental costs attributable to the purchase of a new residence in Southern California.

     . Use of Company's temporary condominium in Southern California until permanent housing is located, not to exceed one year.

     . For items listed above, Company to gross up income so as to result in no tax impact to Jim Marlen.

     . Housing subsidy of $5,000 per month for three years to help offset the increased cost of Southern California housing.

     . If current residence not sold following good faith effort by September 1993, company to purchase home at appraised value. Jim Marlen to pick an appraiser, Ameron to pick an appraiser and mutual agreement on a prominent realty company to provide a third appraisal. The average of the three appraisals to be the purchase price of Jim Marlen's home if not sold by September 1993.

8.   PENSION

     . Company agrees to provide Jim Marlen with pension benefits that he leaves behind at GenCorp, roughly estimated to be a pension benefit of $109,000 per year beginning at age 65. In addition, Jim Marlen is entitled to separate pension benefits under the Ameron plan.

     . In order for Company to provide pension benefits not less than Jim Marlen's existing plan, it will add two years of credit for each year of service during the first 9 1/2 years of his employment.

     . Vesting of pension benefits will begin with commencement of employment.

     . In the event Jim Marlen is terminated for reasons other than cause and/or a change of control takes place, Jim will be entitled to vested pension benefits plus three years of additional service credit. In the event Jim obtains new employment within three years of leaving Ameron following termination, Jim is entitled only to the vested pension benefits (not additional years of service).

9.   OTHER BENEFITS

     . Under Ameron's executive supplemental life insurance plan, insurance protection equal to three times base salary is provided while employed with Ameron. At normal retirement from Ameron, life insurance protection equal to one times final base salary will be provided.

     .    Ameron offers several optional forms of standard
          Company medical plans: basic medical, high option medical, and various HMO's. Employee monthly contributions, deductibles and coverages vary.

     . In the event Jim Marlen is terminated other than for cause or as a result of his resignation or retirement, he will receive health and medical benefits (at whatever cost he is paying at the time of termination) for a period of two years or until he obtains other employment, whichever comes first.

     .    Ameron offers two optional forms of standard Company
          dental plans: basic dental plan and the Safeguard plan.
          Employee monthly contributions,   deductibles and
          coverages vary.

     . Ameron provides long-term disability insurance coverage which provides 60% base salary continuation net of other sources of income such as social security.

     . Under Ameron's 401(k) Savings Plan, employee contributions of up to 6% of base salary (subject to certain IRS mandated maximums and discrimination testing under IRS regulations) and are matched 50% by Company contributions in the form of Ameron Stock.

     . Initiation fees, dues and assessments for membership at a local country club and the California Club.

     . American made company car equal to present car together with normal maintenance, insurance and operating expenses.

     . Ameron standard executive vacation, which is currently four weeks annually.

     .    Reimbursement of up to $5,000 annually for financial/tax consulting.

10.  OTHER

     . In the event of death or long-term disability while employed, all stock awards (restricted and/or options) become fully vested

11.  STARTING DATE

     .    To be established by Jim Marlen, estimated to be June 14, 1993.

                           *  *  *  *

Jim, this offer, and the terms and conditions included will be formalized in an employment contract to be completed at the earliest possible date. The parties intend to be contractually bound upon executing this memorandum of agreement, and the subsequent formal employment contract shall not deviate in substantive terms or add any burdensome conditions to the terms signed hereof. We look forward to working with you at Ameron.

               /s/ Richard J. Pearson
               Chairman, Nominating Committee
               Ameron Board of Directors

Please acknowledge your acceptance of the terms and conditions of this offer by signing and returning one copy of this letter.

By:  /s/ James S. Marlen

Date:  4-27-94






                           EXHIBIT 10